UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

VISTA INTERNATIONAL TECHNOLOGIES, INC.

A Delaware Corporation

The undersigned, being all of the directors of Vista International Technologies, Inc., a Delaware Corporation (the “Company”), hereby adopt the following recitals and resolutions by their written consent thereto, effective as of April 15, 2103, hereby waiving all notice of and the holding of a meeting of the directors to act upon such resolutions pursuant to Article III, Sections 1 and 10 of the Company’s By-Laws.

ITEM 1

AUTHORIZATION AND APPROVAL ADOPTING AMENDMENTS TO THE COMPANY’S 2005 EQUITY PARTICIPATION PLAN

WHEREAS, on February 1, 2005 the Company adopted an Equity Participation Plan entitled: “Nathaniel Energy Corporation 2005 Equity Participation Plan” (hereafter, the “Plan”) intended to induce individuals or entities of outstanding ability and potential to join and remain with, or provide consulting or advisory services to the Company, by encouraging and enabling eligible employees, non-employee Directors, consultants and advisors to acquire proprietary interests in the Company, and by providing the participating employees, non-employee Directors, consultants and advisors with additional incentive to promote the success of the Company;

WHEREAS, the Plan originally designated forty million (40,000,000) shares of the Company’s common stock to be eligible for distribution under the Plan, and on July 19, 2005 the Company reduced the number of shares eligible for distribution under the Plan to twenty million (20,000,000) shares of common stock;

WHEREAS, the Company has to date issued no shares of common stock under the Plan;

WHEREAS, the Company has determined to review the terms of the Plan and to amend it in the following manner:

a.

To amend the name of the Plan to reflect the actual name of the Company;

b.

To amend the Plan to designate twelve million (12,000,000) of the twenty million (20,000,000) available shares for distribution under the Plan to be registered with the Securities and Exchange Commission (hereafter, the “SEC”) on Form S-8 for the retention of persons who provide bona fide services to the Company and who are not involved in any offer or sale of Company securities for capital raising transactions, and who do not directly or indirectly promote a market for the Company’s common stock, all consistent with the SEC Rules governing the registration and use of registered common stock on Form S-8;

c.

To amend the Plan to extend its termination date to February 1, 2020; and,

d.

To amend the Plan to allow the Company’s Board of Directors to amend or modify the terms of the Plan without stockholder approval, provided however, that the Board of Directors shall not, without Stockholder Approval, (i) increase the maximum number of shares as to which Incentive Stock Options may be granted, change the designation of the employees or class of employees eligible to receive Incentive Stock Options, or make any other change which would prevent any Incentive Stock Option granted under the Plan which is intended to be an “incentive stock option” from qualifying as such under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

After due consideration, deliberation and diligence, and by the exercise of prudent business judgment in which the Board of Directors determined that the amendments to the Plan are in the best interest of the Company:

IT IS HEREBY RESOLVED, that the Company adopt the amendments to the Plan noted in the recitals above which are incorporated herein by reference and made a material part hereof.

RESOLVED FURTHER, that the appropriate officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient to carrying out the foregoing resolutions and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

ITEM 2

AUTHORIZATION AND APPROVAL TO FILE FORM S-8 REGISTRATION STATEMENT

WHEREAS, the Board of Directors adopted certain amendments to the Plan noted in Item 1 above that include designating twelve million (12,000,000) shares of common stock eligible for distribution under the Plan to be registered on Form S-8 with the SEC;

WHEREAS, the Board of Directors deems it in the best interests of the Company to register twelve million (12,000,000) shares of common stock on Form S-8 with the SEC to implement the Company’s Plan as amended.

After due consideration, deliberation and diligence, and by the exercise of prudent business judgment in which the Board of Directors determined that the amendments to the Plan are in the best interest of the Company:

IT IS HEREBY RESOLVED, that the Company draft and file Form S-8 with the SEC concerning twelve million (12,000,000) shares of common stock.

RESOLVED FURTHER, that the appropriate officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient to carrying out the foregoing resolutions and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of date first written above.

 /s/ Thomas P. Pfisterer

/s/ Timothy D. Ruddy

Thomas P. Pfisterer

Timothy D. Ruddy

Director

Director